Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

INSIGHT HEALTH SERVICES HOLDINGS CORP.

Pursuant to Sections 242 and 245 of the Delaware General Corporation Law

The undersigned corporation (the “Corporation”), in order to amend and restate its Certificate of Incorporation (the “Certificate of Incorporation”), hereby certifies as follows:

FIRST:	The name of the Corporation is InSight Health Services Holdings Corp.

SECOND:

The name under which the Corporation was originally incorporated is JWC/Halifax Holdings Corp. The date of filing of its original Certificate of Incorporation with the Secretary of State was June 13, 2001.

THIRD:

This Amended and Restated Certificate of Incorporation amends and restates the original Certificate of Incorporation, as amended to date, and has been duly adopted in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law.

FOURTH:

This Amended and Restated Certificate of Incorporation incorporates that certain Certificate of Amendment to the Certificate of Incorporation of the Corporation, dated as of June 29, 2001, amends Article 4, as heretofore amended, supplemented and restated, by adding at the end of Article 4 a new paragraph and adds a new Article 12.

The undersigned, an officer of the Corporation, in order to amend the Certificate of Incorporation, hereby certifies as follows:

Article 1.                Name.  The name of the Corporation is InSight Health Services Holdings Corp.

Article 2.                Registered Office. The address of the Corporation’s registered office in Delaware is 1209 Orange Street, Wilmington (New Castle County), Delaware 19801.  CT Corporation System is the Corporation’s registered agent at that address.

Article 3.                Purpose. The purpose of the Corporation is to engage in any lawful business, act or activity for which corporations may be organized under the Delaware General Corporation Law.

Article 4.                Capitalization. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 11,000,000 shares, consisting of:

(i)               1,000,000 shares of Preferred Stock, $0.001 par value (the “Preferred Stock”), and

(ii)              10,000,000 shares of Common Stock, $0.001 par value (the “Common Stock”).

Upon the filing and effectiveness (the “Effective Time”) of this Amended and Restated Certificate of Incorporation pursuant to the Delaware General Corporation Law, every 6.326392 shares of the Common Stock issued and outstanding immediately prior to the Effective Time shall be automatically reclassified and combined into one validly issued, fully paid and non-assessable share of the Corporation’s Common Stock, without any action by the holder thereof.  No fractional share shall be issued in connection with the foregoing reverse stock split; and all shares of Common Stock so split that are held by a stockholder will be aggregated subsequent to the foregoing reverse stock split and each fractional share resulting from such aggregation of Common Stock held by such stockholder shall be rounded up to the nearest full share.  Each stock certificate that theretofore represented shares of Common Stock shall, automatically and without the need to surrender the same for exchange, represent the number of shares of Common Stock immediately after the Effective Time resulting from the reverse stock split.

Article 5.                Preferred Stock. The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions of the Preferred Stock are as follows:

(i)               The Preferred Stock may be issued from time to time in one or more series, with such distinctive serial designations as shall be stated and expressed in the resolution or resolutions providing for the issue of such shares from time to time adopted by the Board of Directors; and in such resolution or resolutions providing for the issue of shares of each particular series, the Board of Directors is expressly authorized to fix, without limitation: the annual rate or rates of dividends for the particular series; the dividend payment dates for the particular series and the date from which dividends on all shares of such series issued prior to the record date for the first dividend payment date shall be cumulative; the redemption price or prices for the particular series; the voting powers for the particular series; the rights to which the holders of the shares of such series shall be entitled on the voluntary or involuntary liquidation, dissolution or winding up of, or upon any distribution of the assets of, the Corporation, which rights may be different in the case of a voluntary liquidation, dissolution or winding up than in the case of such an involuntary event; the rights, if any, of holders of the shares of the particular series to convert the same into shares of any other series or class or other securities of the Corporation, with any provisions for the subsequent adjustment of such conversion rights; and to classify or reclassify any unissued preferred shares by fixing or altering from time to time any of the foregoing powers, preferences and rights and qualifications, limitations or restrictions.

(ii)              All the Preferred Stock of any one series shall be identical with each other in all respects, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative; and all shares of Preferred Stock shall be of equal rank, regardless of series, and shall be identical in all respects except as to the particulars fixed by the Board of Directors as hereinabove provided or as fixed herein.

Article 6.                Common Stock. The powers, rights and other matters relating to the Common Stock are as follows:

(i)               Subject to the limitations set forth in this Section 6, dividends may be paid on the Common Stock out of any funds legally available for that purpose, when, as and if declared by the Board of Directors.

(ii)              In the event of any liquidation, dissolution or winding up of the Corporation, after there shall have been paid to or set aside for the holders of outstanding shares having superior liquidation preferences to Common Stock the full preferential amounts to which they are respectively entitled, the holders of outstanding shares of Common Stock shall be entitled to receive pro rata, according to the number of shares held by them, the remaining assets of the Corporation legally available for distribution to the stockholders.

(iii)             At every meeting of the stockholders every holder of Common Stock shall be entitled to one vote in person or by proxy for each share of Common Stock standing in his, her or its name on the stock transfer records of the Corporation provided that, if at any time there is outstanding more than one class of stock, the Corporation may not effect or consummate (1) any merger or consolidation of the Corporation with or into any other entity; (2) any sale, lease, exchange or other disposition of all or substantially all of the assets of the Corporation to or with any other person; or (3) any dissolution of the Corporation, unless such transaction is authorized by the holders of the Common Stock voting separately as a class.  The foregoing shall not apply to any merger or other transaction described above if the other party to the merger or other transaction is a Subsidiary of the Corporation. For purposes hereof, a “Subsidiary” is any person more than 50% of the voting securities of which are owned directly or indirectly by the Corporation; and a “person” is any individual, partnership, corporation or entity.

Article 7.                Conduct of Business. The following provisions relate to the management of the business and the conduct of the affairs of the Corporation and are not inserted for the purpose of creating, defining, limiting and regulating the powers of the Corporation and its directors and stockholders:

(i)               Bylaws. The election of officers may be conducted in any manner the Bylaws provide, and need not be by written ballot.

(ii)              Amendment of Bylaws. The Board of Directors shall have the power to make, alter, amend or repeal the Bylaws of the Corporation, except to the extent that the Bylaws otherwise provide.

Article 8.                Indemnification. The Corporation shall indemnify to the full extent authorized by law any person made or threatened to be made a party to an action or proceeding whether criminal, civil, administrative or investigative, by reason of the fact that he or she, or his or her testator or intestate is or was a director or officer of the Corporation or serves or served any other enterprise as a director or officer at the request of the Corporation or any predecessor of the Corporation. No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit.

Article 9.                Section 203. The Corporation elects not to be governed by Section 203 of the Delaware General Corporation Law.

Article 10.              Director Voting. Except as otherwise provided in the Bylaws of the Corporation, each member of the Board of Directors shall have one vote on each matter brought to a vote before the Board of Directors.

Article 11.              Original Incorporator.  The name and address of the sole incorporator is Jon E. Flaute, c/o Kaye Scholer LLP, 425 Park Avenue, New York, New York 10022.

Article 12.              Prohibition on Issuance of Nonvoting Equity Securities.  Notwithstanding anything contained herein to the contrary, the Corporation shall not issue nonvoting equity securities of the Corporation, or warrants, rights or options to acquire nonvoting equity securities of the Corporation, to the extent prohibited by section 1123(a)(6) of title 11 of the United States Code, for so long as such section is in effect and applicable to the Corporation.

INSIGHT HEALTH SERVICES HOLDINGS CORP.

By:	/s/ Mitch C. Hill
Name: Mitch C. Hill
	Title:	Executive Vice President
and Chief Financial Officer